Exhibit 99.1

NEXSTAR MEDIA GROUP SECOND QUARTER NET REVENUE RISES 139% TO A RECORD $626.1 MILLION

Net Revenue Growth Drives Record 2Q Operating Income of $138.7 Million and Net Income of $48.4 Million

Record BCF of $226.9 Million, Adjusted EBITDA of $202.2 Million and

Free Cash Flow of $139.0 Million, Inclusive of One-Time Transaction Expenses

Repurchases 1.0 Million Shares During Second Quarter

Raises Average Annual Free Cash Flow Guidance for the 2017/2018 Cycle to Approximately $574 million

IRVING, Texas – August 8, 2017 – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) today reported record financial results for the second quarter ended June 30, 2017 as summarized below.

Summary 2017 Second Quarter Highlights

	Three Months Ended June 30,			Six Months Ended June 30,
($ in thousands)	2017	2016	Change	2017	2016	Change
Local Revenue	$237,980	$97,608	+143.8%	$440,410	$191,375	+130.1%
National Revenue	$91,063	$35,877	+153.8%	$168,774	$71,327	+136.6%
Core Advertising Revenue	$329,043	$133,485	+146.5%	$609,184	$262,702	+131.9%

Political Revenue	$6,456	$11,257	(42.6)%	$8,451	$23,011	(63.3)%
Retransmission Fee Revenue	$253,099	$98,137	+157.9%	$484,994	$195,450	+148.1%
Digital Revenue	$63,983	$24,857	+157.4%	$110,688	$47,390	+133.6%
Other	$4,272	$1,455	+193.6%	$8,733	$3,060	+185.4%
Trade and Barter Revenue	$13,361	$11,744	+13.8%	$25,803	$23,161	+11.4%
Gross Revenue	$670,214	$280,935	+138.6%	$1,247,853	$554,774	+124.9%
Less: Agency Commission	$44,099	$18,941	+132.8%	$81,421	$37,122	+119.3%
Net Revenue	$626,115	$261,994	+139.0%	$1,166,432	$517,652	+125.3%

Gross Revenue Excluding Political	$663,758	$269,678	+146.1%	$1,239,402	$531,763	+133.1%

Income from Operations	$138,685	$64,007	+116.7%	$248,836	$121,936	+104.1%

Net income	$48,455	$24,799	+95.4%	$53,399	$47,073	+13.4%

Broadcast Cash Flow(1)	$226,936	$103,247	+119.8%	$415,149	$201,310	+106.2%
Broadcast Cash Flow Margin(2)	36.2%	39.4%		35.6%	38.9%

Adjusted EBITDA Before One-Time Transaction Expenses(1)	$208,284	$92,289	+125.7%	$379,900	$179,087	+112.1%
Adjusted EBITDA Before One-Time Transaction Expenses Margin(2)	33.3%	35.2%		32.6%	34.6%

Adjusted EBITDA(1)	$202,178	$90,220	+124.1%	$325,992	$172,472	+89.0%
Adjusted EBITDA Margin(2)	32.3%	34.4%		27.9%	33.3%

Free Cash Flow Before One-Time Transaction Expenses(1)	$145,121	$50,637	+186.6%	$247,864	$107,463	+130.7%

Free Cash Flow(1)	$139,015	$48,568	+186.2%	$193,956	$100,848	+92.3%

(1)	Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release.
(2)	Broadcast cash flow margin is broadcast cash flow as a percentage of net revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Nexstar Media Group, 8/8/17

On January 17, 2017, Nexstar completed its acquisition of Media General, Inc. and also closed on the divestitures of 13 television stations.  All actual results presented herein reflect the impact of previously disclosed one-time merger and acquisition expenses of $6.1 million and $53.9 million incurred in the three and six months ended June 30, 2017, respectively.  The actual results presented herein for the three months ended June 30, 2017 reflect the Company’s legacy Nexstar broadcasting and digital operations (net of the six Nexstar station divestitures) and the first full quarter of results from the Media General stations (net of the seven Media General station divestitures) and digital assets.  The comparable three month period ended June 30, 2016 reflects the Company’s legacy Nexstar broadcasting and digital operations inclusive of the six Nexstar stations which were divested simultaneous with the closing of the Media General transaction.

CEO Comment

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Media Group, Inc. commented, “Nexstar’s operating and financial growth momentum as well as our focus on shareholder returns was highlighted again in the second quarter as we delivered another period of record results with top line, profitability, and cash flow metrics exceeding consensus expectations. Our first full quarter of operations including the Media General assets combined with organic core advertising, distribution and digital media revenue growth and our focus on managing operations for current and future cash flow growth, resulted in all of our non-political revenue sources posting triple digit second quarter increases. Notably, 51% of our second quarter gross revenue was derived from non-core advertising revenue sources. The ongoing shift of our revenue mix reflects our long-term initiatives to build scale and diversify revenue through our focus on high growth retransmission and digital opportunities.  Second quarter revenue growth combined with our expense discipline and focus on managing operations for cash flow, also drove triple digit BCF, Adjusted EBITDA and free cash flow growth (excluding transaction expenses and divestiture-related taxes and inclusive of a $13 million gain related to the sale of a former Media General facility) of 119.8%, 125.7% and 186.6%, respectively.

“In addition to the record second quarter operating results, Nexstar remained active on its commitment to enhancing shareholder value through capital returns and capital structure improvements.  During the quarter we repurchased slightly over one million Nexstar shares, paid our 18th consecutive quarterly cash dividend and more recently completed a refinancing that is accretive to our net income and free cash flow.  With the second quarter repurchase activity, our basic share count was reduced to 46.2 million. In addition, the interest savings related to the refinancing completed in July increased our average annual net income expectations, with free cash flow guidance for in the 2017/2018 cycle rising to approximately $574 million.  Importantly, operating results continue to pace consistent with our internal forecasts and the Media General integration remains ahead of schedule, as to date we have realized over 90% of the $81 million of synergies that were to be achieved by year-end.  As such, we remain confident that 2017 will mark the Company’s sixth consecutive year of record financial results.

“Continued strength of Nexstar’s legacy operations, combined with a healthy, full quarterly contribution from the Media General businesses, led to triple digit growth in all of our non-political revenue sources.  For the second quarter, net revenue rose 139% to $626.1 million, as our increased scale and the ongoing execution of our strategies to leverage our local content and diversify our revenue sources significantly offset the 42.6% year-over-year decline in political advertising. Second quarter core television ad revenue growth of 146.5% was outpaced by a 157.9% rise in retransmission fee revenue and a 157.4% increase in digital media revenue. Reflecting transaction-related growth and our success in managing the political ad revenue opportunity during odd-year cycles, we reported second quarter political revenue of approximately $6.5 million marking a 238% rise over the comparable 2015 period. Excluding political, gross revenue grew 146.1% in the second quarter compared to the prior year, reflecting Nexstar’s unwavering commitment to localism, innovation and growth as we continue to successfully transition our television broadcasting operating model and content creation capabilities into a diversified platform with multiple high margin revenue streams.  In this regard, combined second

Nexstar Media Group, 8/8/17

quarter digital media and retransmission fee revenue of $317.1 million rose 157.8% over the prior year period and accounted for 50.6% of net revenue, illustrating the positive ongoing revenue mix shift from 2016 second quarter levels when these operations accounted for 46.9% of net revenue.  The year-over-year increase in second quarter non-television revenue reflects new distribution agreements reached in late 2016 with multichannel video programming distributors covering approximately 10 million subscribers, Media General revenue synergies related to the after acquired clauses in our retransmission consent contracts, and our expanded, profitable digital operations.

“The rise in second quarter station direct operating expenses (net of trade expense) and SG&A expense primarily reflects the operation of acquired stations and digital assets and increases in network affiliation expense.  Second quarter corporate expense before non-cash compensation expense and costs related to the Media General transaction and certain divestitures was slightly below the low end of our expectations.

“During the second quarter and earlier this quarter Nexstar reached long-term extensions of our affiliation agreements with ABC and FOX, respectively, as well as OTT digital distribution agreements with both networks.  Our new affiliation agreements support our goals for delivering great entertainment and information to viewers and advertisers anywhere, anytime and on any device, while creating a new revenue stream for Nexstar related to the OTT agreements.

“Looking forward, we are excited about the consortium established with Sinclair Broadcast Group to promote innovation and develop and explore products and services associated with ATSC 3.0.  New ATSC 3.0 product and service offerings will create monetization opportunities such as virtual MVPD platforms, multicast channels, automotive applications, single frequency networks and wireless data applications, among others.  During the quarter, we announced that Univision and Northwest Broadcasting joined the spectrum consortium expanding its total reach to approximately 90% of the nation.  Last month we reached an agreement in principle with Sinclair to coordinate the transition of the over-the-air delivery of ATSC 3.0 in 97 U.S. television markets.  Our tentative agreement includes 43 markets where both Companies own a television station, and a plan to spearhead the transition for shared ‘NextGen’ services in the 54 markets where either Nexstar or Sinclair owns or operates stations.  Our collaboration with Sinclair demonstrates Nexstar’s commitment to making ‘NextGen’ television a reality for the communities and businesses we serve across America.  Our research and analysis indicates that this market-based solution to the transition benefits broadcasters as well as television viewers who will soon have access to the enhanced over-the-air services of this new technology, thereby enabling us to remain highly competitive in today’s multi-platform environment.

“With the operating momentum across our business and significant and growing net income and free cash flow, Nexstar has the financial flexibility to take a range of actions to enhance shareholder value including our return of capital initiatives through the quarterly cash dividend and share repurchases, leverage reduction and pursuing opportunistic, accretive tuck-in acquisitions. As always, we remain focused on actively managing our capital structure to provide the financial flexibility to support our near- and long-term growth.  In this regard, we recently refinanced our Senior Secured Term Loan facilities and revolving credit facility resulting in an approximate $15 million reduction in the Company’s annual interest expense, increasing net income and free cash flow approximately $9 million on an annualized basis.  In addition to allocating $58.3 million of cash from operations to share repurchases during the second quarter, we also reduced term loan borrowings by approximately $66.4 million and have made additional pre-payments in the third quarter to-date.  We continue to expect Nexstar’s net leverage, absent additional strategic activity, to be in the high 4x range at the end of 2017 before declining to the mid 3x range by the end of 2018.

“Recent government data indicates the U.S. economy rebounded between April and June, as businesses invested more and consumers purchased furniture, washing machines and other goods.  We believe the second quarter domestic economic strength translated into July being the best month of the year thus far for core advertising at our stations.

Nexstar Media Group, 8/8/17

Looking forward, the third quarter will comp against last year’s Olympic programming and revenue but as Nexstar continues to execute very well in terms of operations, integration and synergy realization, we will maintain our growth momentum including record financial results in the quarter and second half of 2017. We also remain extremely well positioned for continued significant financial growth in 2018 given key factors including the Winter Olympics, Super Bowl on NBC, and heavily contested mid-term elections.”

The consolidated debt of Nexstar, its wholly owned subsidiaries and its variable interest entities (“VIEs”) (collectively, the “Company”) at June 30, 2017, was $4,435.5 million including senior secured debt of $2,868.0 million. The Company’s total net leverage ratio at June 30, 2017 was 4.7x and the first lien net leverage ratio at June 30, 2017 was 2.96x compared to the maximum covenant of 4.5x.

The table below summarizes the Company’s debt obligations (net of financing costs and discounts):

($ in millions)	6/30/2017	12/31/2016
Revolving Credit Facilities	$3.0	$2.0
First Lien Term Loans	$2,865.0	$662.2
6.875% Senior Unsecured Notes	$-	$520.7
6.125% Senior Unsecured Notes	$272.8	$272.6
5.875% Senior Unsecured Notes	$409.1	$-
5.625% Senior Unsecured Notes	$885.6	$884.9
Total Debt	$4,435.5	$2,342.4

Cash on Hand	$85.9	$87.7

Media General Contingent Value Right

In connection with Nexstar’s merger with Media General, one Contingent Value Right (“CVR”) was issued for each of Media General’s outstanding common shares, stock options and other stock-based awards. The CVR entitles the holder to receive a pro rata share of the net proceeds from the disposition of Media General’s spectrum in the Federal Communications Commission’s spectrum auction.  The CVRs are not transferable, except in limited circumstances.  Per the terms of the Contingent Value Rights Agreement, a distribution notice will be delivered by Nexstar’s CVR Rights Agent, American Stock Transfer, and the first payments will be made to CVR holders by the end of August and will continue thereafter until all of the spectrum proceeds have been received.  Please refer to the Contingent Value Rights Agreement for additional details.

Share Repurchase Authorization and Activity

On June 12, Nexstar announced that the Company had repurchased approximately 839,000 shares of its Class A common stock at an average purchase price of approximately $58.10 per share for a total cost of $48.7 million, which depleted the balance of its prior $100 million share repurchase authorization.  At that time, the Board of Directors approved an expansion of the Company’s share repurchase authorization to repurchase up to an additional $100 million of its Class A common stock and the Company repurchased a total of 1,002,000 shares of its Class A common stock in the second quarter, at an average purchase price of approximately $58.18 per share for a total cost of $58.3 million which was funded from cash flow from operations.  Reflecting the shares repurchased to date, Nexstar has approximately 46.2 million shares of Class A common stock outstanding (the only class of shares outstanding) and has approximately $93.0 million available under its share repurchase authorization.

Second Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 719/457-2615, conference ID 7481953

Nexstar Media Group, 8/8/17

(domestic and international callers).  Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at www.nexstar.tv. A webcast replay will be available for 90 days following the live event at www.nexstar.tv.

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as net income, plus interest expense (net) loss on extinguishment of debt, income tax expense (benefit), other (expense) income, corporate expenses, depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, non-cash representation contract termination fee, change in the fair value of contingent consideration and goodwill impairment, minus broadcast rights payments. We consider broadcast cash flow to be an indicator of our assets’ operating performance. We also believe that broadcast cash flow and multiples of broadcast cash flow are useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Adjusted EBITDA is calculated as broadcast cash flow less corporate expenses. We consider Adjusted EBITDA to be an indicator of our station assets’ operating performance and a measure of our ability to service debt. It is also used by management for strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. We also believe that Adjusted EBITDA is useful to investors and lenders as a measure of valuation and ability to service debt.

Free cash flow is calculated as net income, plus interest expense, net, loss on extinguishment of debt, income tax expense (benefit), other (expense) income, depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, non-cash compensation expense, non-cash representation contract termination fee, change in the fair value of contingent consideration and goodwill impairment, less payments for broadcast rights, cash interest expense, capital expenditures and net operating cash income taxes. We consider Free Cash Flow to be an indicator of our assets’ operating performance. In addition, this measure is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies, although their definitions of Free Cash Flow may differ from our definition.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

With respect to our forward-looking guidance for the 2017/2018 cycle, no reconciliation between a non-GAAP measure to the closest corresponding GAAP measure is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliation of forward-looking Free Cash Flow to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of non-cash compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates,

Nexstar Media Group, 8/8/17

programs or provides sales and other services to 170 television stations and related digital multicast signals reaching 100 markets or nearly 39% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the SEC.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Media Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

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Nexstar Media Group, 8/8/17

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net revenue	$626,115	$261,994	$1,166,432	$517,652

Operating expenses:
Corporate expenses	24,758	13,027	89,157	28,838
Direct operating expenses, net of trade	248,880	90,025	464,940	177,971
Selling, general and administrative expenses, excluding corporate	119,527	52,745	229,430	105,099
Trade and barter expense	13,655	11,912	26,555	23,256
Depreciation	26,292	12,739	48,518	25,297
Amortization of intangible assets	38,557	11,319	86,715	23,398
Amortization of broadcast rights, excluding barter	15,761	6,220	29,997	11,857
Gain on disposal of stations, net	-	-	(57,716)	-
Total operating expenses	487,430	197,987	917,596	395,716
Income from operations	138,685	64,007	248,836	121,936
Interest expense, net	(55,685)	(20,577)	(134,922)	(41,231)
Loss on debt extinguishment	(1,323)	-	(33,127)	-
Other expenses	(900)	(147)	(1,007)	(283)
Income before income taxes	80,777	43,283	79,780	80,422
Income tax expense	(32,322)	(18,484)	(26,381)	(33,349)
Net income	48,455	24,799	53,399	47,073
Net income attributable to noncontrolling interests	(4,463)	(270)	(3,358)	(817)
Net income attributable to Nexstar	$43,992	$24,529	$50,041	$46,256

Basic net income per common share attributable to Nexstar	$0.94	$0.80	$1.10	$1.51
Basic weighted average number of common shares outstanding	46,931	30,680	45,573	30,669

Diluted net income per common share attributable to Nexstar	$0.91	$0.78	$1.07	$1.46
Diluted weighted average number of common shares outstanding	48,195	31,620	46,815	31,579

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Nexstar Media Group, Inc.

Reconciliation of Broadcast Cash Flow and Adjusted EBITDA (Non-GAAP Measures)

UNAUDITED (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Broadcast Cash Flow and Adjusted EBITDA:	2017	2016	2017	2016

Net income	$48,455	$24,799	$53,399	$47,073

Add:
Interest expense, net	55,685	20,577	134,922	41,231
Loss on extinguishment of debt	1,323	-	33,127	-
Income tax expense	32,322	18,484	26,381	33,349
Depreciation	26,292	12,739	48,518	25,297
Amortization of intangible assets	38,557	11,319	86,715	23,398
Amortization of broadcast rights, excluding barter	15,761	6,220	29,997	11,857
Gain on asset disposal, net	(973)	(172)	(58,595)	(269)
Corporate expenses	24,758	13,027	89,157	28,838
Change in the fair value of contingent consideration	-	1,687	-	2,091
Other	900	147	1,007	283

Less:
Payments for broadcast rights	16,144	5,580	29,479	11,838

Broadcast cash flow	226,936	103,247	415,149	201,310
Margin %	36.2%	39.4%	35.6%	38.9%

Less:
Corporate expenses, excluding one-time transaction expenses	18,652	10,958	35,249	22,223

Adjusted EBITDA before one-time transaction expenses	208,284	92,289	379,900	179,087
Margin %	33.3%	35.2%	32.6%	34.6%

Less:
Corporate one-time transaction expenses	6,106	2,069	53,908	6,615

Adjusted EBITDA	$202,178	$90,220	$325,992	$172,472
Margin %	32.3%	34.4%	27.9%	33.3%

Nexstar Media Group, 8/8/17

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

UNAUDITED (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Free Cash Flow:	2017	2016	2017	2016

Net income	$48,455	$24,799	$53,399	$47,073

Add:
Interest expense, net	55,685	20,577	134,922	41,231
Loss on extinguishment of debt	1,323	-	33,127	-
Income tax expense	32,322	18,484	26,381	33,349
Depreciation	26,292	12,739	48,518	25,297
Amortization of intangible assets	38,557	11,319	86,715	23,398
Amortization of broadcast rights, excluding barter	15,761	6,220	29,997	11,857
Gain on asset disposal, net	(973)	(172)	(58,595)	(269)
Non-cash compensation expense	6,499	2,955	11,309	6,089
Change in the fair value of contingent consideration	-	1,687	-	2,091
Corporate one-time transaction expenses	6,106	2,069	53,908	6,615
Other	900	147	1,007	283

Less:
Payments for broadcast rights	16,144	5,580	29,479	11,838
Cash interest expense(1)	53,218	19,624	110,190	39,331
Capital expenditures	14,181	7,454	27,691	15,035
Proceeds from disposals of property and equipment	(14,171)	(175)	(14,575)	(335)
Operating cash income taxes, net of refunds(2)	16,434	17,704	20,039	23,682

Free cash flow before one-time transaction expenses	145,121	50,637	247,864	107,463

Less:
Corporate one-time transaction expenses	6,106	2,069	53,908	6,615

Free cash flow	$139,015	$48,568	$193,956	$100,848

(1)	Excludes payments of $19.6 million in one-time fees during the six months ended June 30, 2017 associated with the financing of the Company’s merger with Media General.
(2)	Excludes the payment of $31.9 million in taxes during the three months ended June 30, 2017 related to tax liabilities resulting from various sale of stations.

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